Exhibit 99.01

News Release

Contacts:
Investor Contact:	Trade Press Contact:
Michael Magaro	David Viera
Investor Relations	Director of Corporate Communications
(925) 290-4321	(925) 290-4681
ir@formfactor.com	dviera@formfactor.com

FormFactor, Inc. Announces Cost Reduction Measures

LIVERMORE, Calif. — June 16, 2010— FormFactor, Inc. (Nasdaq: FORM) today announced cost reduction measures targeted to lower the company’s operating expenses. As part of this effort, the company will reduce its total workforce by approximately 8%.  The reduction is one of several cost-saving actions being undertaken by FormFactor that are designed to help reduce the company’s quarterly non-GAAP operating expenses.

“The decision to eliminate jobs is a very difficult one, but we believe this action is crucial to our goal of simplifying the structure and getting back to basics,” said FormFactor’s Chief Executive Officer, Carl Everett.  “Our priority remains serving our customers. We are working to streamline the organization and to improve our company-wide performance.”

FormFactor expects to incur approximately $5 million in restructuring charges related to the plan, which will be recorded in the second quarter of fiscal 2010.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FORM-F

FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Forward-looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, demand for our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: the company’s ability to execute its cost reduction plan, including reducing its GAAP and non-GAAP operating expenses; the company’s ability to improve company-wide performance and to simplify its structure and focus on basic business; the company incurring a greater restructuring charge in connection with its cost reduction plan than that anticipated; changes in the semiconductor market environment, including the demand for DRAM and Flash memories and SoC devices and changes in the company’s customers’ announced capital equipment investment plans . Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009, as filed with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings, including the company’s Quarterly Report on Form 10-Q for its fiscal quarterly period ending March 27, 2010.  Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.